Exhibit 10.8

EXECUTION COPY

MAGELLAN PETROLEUM CORPORATION

NONQUALIFIED STOCK OPTION

PERFORMANCE AWARD AGREEMENT

THIS AGREEMENT is made as of the grant date indicated in Section 3 below (the “Grant Date”), between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the Magellan Petroleum Corporation 1998 Stock Incentive Plan, as amended from to time (the “Plan”). Terms used but not defined herein shall have the same meaning as in the Plan).

WHEREAS, the Optionee serves as the Chief Financial Officer, Vice President and Treasurer of the Company; and

WHEREAS, the Company, acting through the Compensation, Nominating and Governance Committee and the full Board of Directors has approved the award of Nonqualified Stock Options (“Options”) under the Plan to the Optionee (the “Award”).

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:

1.	Grant of Options. The Company hereby awards to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the “Stock”), set forth in said Section 3.

2.	Terms and Conditions. It is understood and agreed that the Options evidenced hereby shall at all times be subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:

(a)	Expiration Date; Effect of Specified Terminations. The Options evidenced hereby shall expire on the date specified in Section 3 below, or earlier as provided in Section 7 of the Plan; provided however, that:

(i) if the Company terminates the Optionee’s employment under Section 1.1 of Optionee’s Employment Agreement with the Company, then the Options evidenced hereby shall immediately terminate; and

(ii) if the Optionee terminates his employment with the Company for “Good Reason” (as such term is defined in the Optionee’s Employment Agreement with the Company), then the Optionee may exercise the Options (unless previously terminated or exercised) at any time during the three (3) month period following such termination of employment, but only to the extent that the Options were exercisable by the Optionee as of the date of termination of his employment.

(b)	Exercise of Option. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:

(A)	Cash Only Exercise – submitting the full cash purchase price of the exercised Stock; or

(B)	Cashless Exercise – submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full purchase price in accordance with Section 5(d) of the Plan; or

(C)	Combination – tendering a combination of (A) and (B) above.

(c)	Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with shares of Stock which would otherwise be issued pursuant to the Options.

(d)	Vesting.

(A)	100,000 shares covered by the Options shall vest in full upon the completion of Nautilus drilling program;

(B)	50,000 shares covered by the Options shall vest in full upon the completion of the relocation of the Company’s headquarters from Portland, Maine to Denver, Colorado; and

(C)	50,000 shares covered by the Options shall vest in full upon “completion” (as defined in the SA referenced below) of the asset swap transaction subject to the September 14, 2011 Sale Agreement between MAGELLAN PETROLEUM (NT) PTY LTD, SANTOS QNT PTY LTD and SANTOS LIMITED (the “SA”).

(e)	Acceleration. The Options evidenced hereby shall immediately be accelerated and vest in full upon: (i) the occurrence of a “Change of Control” of the Company as defined in Section 15 of the Plan; (ii) the Company’s termination of the Optionee’s employment with the Company without “Cause” (as such term is defined in the Optionee’s employment agreement with the Company); or (iii) upon the Optionee’s resignation from the Company for “Good Reason” (as such term is defined in the Optionee’s Employment Agreement with the Company).

(f)	Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

(g)	Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”). Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.
3.	Option Data.

Optionee’s Name:	Antoine J. Lafargue

Number of shares of Stock Subject to this Option:	200,000 shares

Grant Date:	November 30, 2011

Exercise Price Per Share:	$1.10 per share

Expiration Date:	November 30, 2021

4.	Miscellaneous. This Agreement and the Plan (a) contain the entire Agreement of the parties relating to the subject matter of this Agreement and supersede any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Optionee, his heirs, devisees and legal representatives. In the event of the Optionee’s death or a judicial determination of his incompetence, reference in this Agreement to the Optionee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer, as of the date identified below.

Agreed to:		MAGELLAN PETROLEUM CORPORATION

By:	/s/ Antoine J. Lafargue	By:	/s/ J. Thomas Wilson
Optionee: Antoine J. Lafargue			Name: J. Thomas Wilson Title: President and CEO

Date: November 30, 2011

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